Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Profits for the Third Quarter of 2009, Improved Credit Metrics and Continued

Loan Loss Reserve Build

November 2, 2009, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq FCVA), (the bank holding company for First Capital Bank) announced today net income of $405 thousand or $.09 per diluted share for the three months ending September 30, 2009, this compared to a net loss of $463 thousand or ($.16) for the same period in 2008. For the nine months ended September 30, 2009 the company reported a net loss of $224 thousand which included $277 thousand of merger related costs and a one time FDIC special assessment of approximately $226 thousand. Absent those one time expenses the company would have had net profit of approximately $185 thousand in the nine month period even in light of a net increase of over $1.2 million to the Allowance for Loan Losses year to date. This compares to a net income of $338 thousand or $.11 per share for the same period in 2008.

GAAP Net Loss Nine Months Ended September 30, 2009	$(224)

Merger Cost net of income tax	260

FDIC Special Assessment net of income tax	149

Net Income Non GAAP	$185

The company’s loan portfolio continues to perform well. At September 30, 2009 the company had approximately $376 thousand of loans past due 30 – 89 days representing .095% of the total portfolio, approximately $7.3 million of nonperforming loans (approximately $5.4 million were restructured loans now making interest payments) and approximately $2.6 million of Other Real Estate Owned. However, due to the uncertain economic environment the company continues to take a cautious stance regarding its loan portfolio.

The provision for loan losses was $380 thousand for the three months ended September 30, 2009 compared to $1.4 million for the same period in 2008. The provision for loan losses was $1.7 million for the first nine months of 2009 compared to $2.0 million for the same period last year.

The Allowance for Loan Losses totals $6.3 million at September 30, 2009 or 1.60% of total loans. This compares to $4.4 million or 1.25% of total loans at September 30, 2008.

First Capital Bank President and CEO Bob Watts, noted, “I am extremely pleased by our quarter and year to date results. The bank was profitable for the quarter and outside of merger expenses and FDIC special assessments, the bank would have been profitable for the first nine months of 2009 as it was in 2008. This is in light of loan loss provisions of $1.7 million in the same time period.” While the bank has only incurred year to date net charge-offs of $425 thousand and nonperforming assets total $9.9 million which represent 2.50% percent of the loan portfolio at the end of the quarter, the current economic conditions dictate extreme caution, and have affected the underlying reserve calculations.

Total assets at September 30, 2009 were $511 million, up $91 million, or 21.7%, from the same period in 2008. Total loans increased $42 million to $390 million, up 12.1% from the same period in 2008. Deposits increased $81 million to $404 million, up 25.0% from the same period in 2008. The strong deposit growth was a strategic initiative of the Bank.

The Company’s capital position remains strong as Stockholders Equity increased $11.8 million, up 34.1% from September 30, 2008 most of which was a result of the company participating in the Government’s Troubled Asset Relief Program which added $10.9 in preferred stock to the company’s Stockholders Equity. At September 30, 2009, the Company exceeded all regulatory capital requirements, with total Risk Based Capital 14.26% (10% qualifies banks as “well capitalized” by regulatory standards), Tier one capital of 12.52% and tangible common equity of 6.93%.

Net interest income increased 17.37% to $3.3 million for the three months ended September 30, 2009 compared to $2.8 million for the three months ended September 30, 2008. Net interest income increased $397 thousand to $8.8 million or 5% for the nine month period ended September 30, 2009. The increase in quarter over quarter net interest income was due to an increase in loan portfolio yields of approximately 7 basis points and a decrease in total funding costs of approximately 80 basis points.

The Net Interest Margin improved to 2.71% for the quarter ended September 30, 2009 from 2.51% at June 30, 2009. The Net Interest Margin was 2.88% for the quarter ended September 30, 2008. Net Interest Margin was negatively impacted by the Company’s purposeful strong cash position of approximately $27 million in average balances for the nine months ended September 30, 2009.

“In 2009 we have been focused on four areas of our company, Liquidity, Capital, Funding Costs, and adequacy of the Allowance for Loans Losses. I am very pleased with our accomplishments to date. We have grown our deposit base, lowered our costs of funds, increased our capital and positioned the balance sheet for future success, all the while increasing our level of loan loss reserve to reflect the environment we live in today,” said John Presley, Managing Director and CEO of the First Capital Bancorp, Inc.

Noninterest expense increased $244 thousand or 10.6% for the three months ended September 30, 2009 as compared to the same period in 2008 and $1.6 million or 25% for the nine months ended September 30, 2009. The majority of the increase can be attributed to three areas, one is attributable to the expanded branch franchise and the key additions to the lending and management team as Salaries and Employee benefits increased by $372 thousand for the nine month period ending September 30, 2009. Secondly we incurred $226 thousand in merger expenses associated with our proposed merger with Eastern Virginia Bankshares. And lastly, year over year increases in FDIC insurance totaled $691 thousand through the first nine months of 2009.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Selected Operating Data:

Interest income	$6,490	$6,103	$18,630	$17,996
Interest expense	3,164	3,269	9,861	9,624

Net interest income	3,326	2,834	8,769	8,372
Provision for loan losses	380	1,407	1,690	2,042
Noninterest income	201	184	588	555
Noninterest expense	2,544	2,300	7,915	6,333

Income before income tax	603	(689)	(248)	552
Income tax expense	198	(226)	(24)	214

Net (loss) income	$405	$(463)	$(224)	$338

Less: Preferred dividends	$137	$-	$269	$-

Net (loss) income available to common shareholders	$268	$(463)	$(493)	$338

Income per share
Basic	$0.09	$(0.16)	$(0.17)	$0.11

Diluted	$0.09	$(0.16)	$(0.17)	$0.11

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Balance Sheet Data:

Total assets	$-	$-	$510,918	$419,645
Loans, net	-	-	389,755	347,672
Deposits	-	-	403,831	322,864
Borrowings	-	-	58,100	60,211
Stockholders’ equity	-	-	46,470	34,663
Book value per share	$-	$-	$12.15	$11.67
Total shares outstanding	-	-	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	-	-	$6,317	$4,402
Nonperforming assets	-	-	9,972	2,064
Net charge-offs	-	-	425	129
Allowance for loan losses to total loans	-	-	1.60%	1.25%
Nonperforming assets % of total loans & OREO	-	-	2.50%	0.59%
Net charge-off to average loans	-	-	0.11%	0.04%

Selected Performance Ratios:
Return on average assets	0.32%	-0.45%	-0.06%	0.12%
Return on average equity	3.53%	-5.22%	-0.71%	1.28%
Net interest margin	2.71%	2.88%	2.45%	3.00%

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